Exhibit 5.2

in Association with SGLA (Hong Kong) Law Firm	in association with WBY Lawyers	in association with Robin Bridge & John Liu
上海中聯(香港) 律師事務所 聯營律師行	王斌逸律師事務所 聯營律師行	喬立本廖依敏律師行 聯營律師行

Main Office : Rooms 2201, 2201A & 2202, 22nd Floor, Tower I, Admiralty Centre, No.18 Harcourt Road, Hong Kong

總部 : 香港金鐘夏慤道十八號海富中心一座二十二樓 2201 室，2201A 室及 2202 室

Litigation Department : Room 2002, 20th Floor, Tower I, Admiralty Centre, No.18 Harcourt Road, Hong Kong

訴訟部: 香港金鐘夏慤道十八號海富中心一座二十樓 2002 室

Telephone : (852) 2810 8082	Home Page : https://www.iulaili.com

Our Ref:	TN:AW:LQRX:109217	Please Reply To Direct Fax:	2845 1705
Your Ref:		Please Reply To Direct E-Mail:	thomas.ng@iulaili.com alex.wong@iulaili.com lillian.xia@iulaili.com
Date:	10 February 2026	Please Reply To Direct Line:	(852) 2810 8082

PRIVATE AND CONFIDENTIAL

To:	Rubber Leaf Limited
Room 2109, 22/F.,
C C WU Building,
302-308 Hennessy Road,
Wan Chai, Hong Kong

Attn: The Board of Directors

Date: 10 February 2026

Dear Sirs,

Company:	Rubber Leaf Limited (the “Company”)

Transaction Type:	Proposed listing of the shares of the Company’s holding company on the Nasdaq Stock Market (the “Stock Exchange”)

Subject:	Hong Kong Legal Opinion relating to Rubber Leaf Limited

1.	Introduction

1.1.	We are a firm of solicitors qualified to practise the law of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), are qualified to issue this legal opinion (this “Opinion”) as the legal adviser to the Company pursuant to all laws, regulations, statutes and other legislations of Hong Kong currently in force as of the date hereof.

1.2.	We are given to understand that the Company is wholly owned by a limited liability company incorporated under the law of the State of Nevada (the “Listing Company”), which in turn proposes to seek a listing (the “Proposed Listing”) of the Listing Company’s shares on the Stock Exchange.

Partners	:	Dominic Lai (黎慶超)	Irene Tai (戴婉瑜)	Brian Tsang (曾令嘉)	Thomas Ng (吳偉雄)	Gordon Chu (諸國輝)*
		Alice Choi (蔡小慧)	Derek Lai (黎樹仁) #	Patrick Hui (許寶安)	Sara Tse (謝家靄)	Alex Wong (黃惠昌)
		Cindi Hui (許明明)	Damon Cheung (張學明)	Anita Shum (沈思越)	Morency Mak (麥俊強)
Consultants	:	Alfred Li (李國麟)	Adrian Lees (李俊明)	Clara Choy (蔡潔華)	Elsie Leung (梁愛詩)*#	Gerald To (杜顯俊)
		Anthony Poon (潘建深)*	Rebecca Hong (康美賢)	Benedict Wong (王斌逸)	Dickens Lee (李樹立)	Nini Kung (龔妮妮)
		Ronnie Bow (鮑卓緯)	Margaret Yan (甄嘉雯)	Anthony Tong (湯達熙)*#
Foreign Legal Consultant (PRC)	:	Lillian Xia (夏倩蓉)			* Notary Public	#China-Appointed Attesting Officer

FACSIMILE 傳真	:	Main Office (總部) : (852) 2845 1705	Litigation Department (訴訟部)：(852) 2845 9103

1.3.	Unless the context otherwise requires:

1.3.1.	the expression “Companies Ordinance” refers to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);

1.3.2.	this legal opinion is limited to Hong Kong law currently in force as at the date of this legal opinion;

1.3.3.	for the purpose of this legal opinion, the term “good standing” in respect of the Company shall mean “so far as we are aware, in reliance of the litigation search results provided to us by the TARGET On-Line Financial Ltd against the records of Court of Final Appeal, High Court, District Courts, Small Claims Tribunals, Labour Tribunals, Magistrates’ Courts, Lands Tribunal, Coroner’s Court, Competition Tribunal and Obscene Articles Tribunal (collectively, the “Ten Courts”) in Hong Kong in respect of the Company conducted on 9 February 2026 as set out in Schedule 1 (“Litigation Search”), the documents obtained from the searches in respect of the said companies conducted on 9 February 2026 at the Hong Kong Companies Registry (“Company Search”), and the search results in respect of the Company conducted at the Official Receiver’s Office of the Government of Hong Kong conducted on 9 February 2026 (“OR Search”, which together with the Litigation Search, Company Search, shall be collectively referred to as “Public Searches”), no winding up petitions against the Company (as the case may be) has been filed with the High Court of Hong Kong or the District Court of Hong Kong; and

1.3.4.	the expression “Track Record Period” shall refer to the period from the Company’s incorporation date to 9 February 2026.

2.	Scope of Enquiry

2.1.	We have been instructed by the Company to prepare this legal opinion to address the following:

2.1.1.	opine on the due incorporation, valid existence, and good standing of the Company, and compliance with its constitutional documents;

2.1.2.	opine on whether all material corporate documents, and public filings under the Companies Ordinance as listed in Schedule 2 (“Corporate Documents”) have been made in respect of the Company;

2.1.3.	opine on the legality and validity of all changes in the shareholdings of the Company since its incorporation, and report on the latest shareholding information concerning the Company including title to the shares held by its shareholders, and whether those shares are subject to any encumbrances, based on the Corporate Documents and a shareholder’s confirmation signed by Rubber Leaf Inc as the current sole shareholder of the Company on 5 February 2026 (“Shareholder’s Confirmation”);

2.1.4.	report on the directorship of the Company during the Track Record Period;

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2.1.5.	opine on whether the Company has the capacity, corporate power and authority to conduct business operations and own assets;

2.1.6.	opine on whether the material contracts as listed in Schedule 3 (“Material Contracts”) to which the Company is a party contravene Hong Kong law or the constitutional documents of the Company, and require any approval from any Hong Kong governmental authority for their execution and performance;

2.1.7.	report on the fact whether the Company become due to make its first tax filings in Hong Kong, and it has received any communication or notice from the Inland Revenue Department of Hong Kong regarding any tax disputes, based on a director’s confirmation signed by Wang Hua as the current sole director of the Company (the “Director”) on 5 February 2026 (“Director’s Confirmation”, together with the Shareholder’s Confirmation, collectively, the “Confirmations”);

2.1.8.	report on the results of the Public Searches on the Company;

2.1.9.	report on the fact whether the Company is a party to any employment arrangements in Hong Kong, based on the Confirmations;

2.1.10.	report on the fact whether the Company holds any interests in real property or is a party to any lease or tenancy arrangements in Hong Kong, based on the Confirmations;

2.1.11.	in relation to the Company and to the extent that accounting and taxation issues do not affect our opinion below, opine on whether there is any restriction (including any requirement for any approval, license or filing) on the declaration and payment of dividends or distributions in Hong Kong; whether payment of dividends and distributions can be made in foreign currency; whether there is any withholding or deductions; and

2.1.12.	in respect of the Company, opine on whether the corporate records of the Company as listed in Schedule 2 have complied with the Companies Ordinance since its incorporation, and the potential maximum penalties and other financial liabilities arising out of such non-compliance, and the corresponding rectification/mitigation actions which may be taken by the Company (as the case may be).

2.2.	We express no opinion on the laws of any other jurisdiction other than the law of Hong Kong. In particular, we express no opinion as to the law of the United Stated of America (the “USA”) or of the People’s Republic of China (“PRC”, for the purpose of this Opinion, excluding Hong Kong, Macau Special Administrative Region and Taiwan) which is not extended to Hong Kong pursuant to the Basic Law).

2.3.	We express no opinion on matters of fact unless otherwise expressly indicated in this opinion letter.

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2.4.	We express no opinion as to any liability of taxation and/or accounting issues that may arise or be suffered as a result of or in connection with the Documents (defined in paragraph 3 below).

2.5.	We are not responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this opinion, or that no material facts have been omitted from any such Document (defined in paragraph 3.2 below).

2.6.	This opinion is governed by and shall be construed in accordance with Hong Kong law. To the extent that the laws of jurisdictions other than Hong Kong (including but not limited to the law of the USA and the law of the PRC which is not extended to Hong Kong pursuant to the Basic Law) are relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

3.	Documents examined

3.1.	We have examined a copy of each of the documents as follows:

3.1.1.	a copy of the results of the Public Searches as listed in Schedule 1;

3.1.2.	each of the Corporate Documents as listed in Schedule 2;

3.1.3.	each of the Material Contracts as listed in Schedule 3;

3.1.4.	each of the Confirmations as listed in Schedule 4; and

3.1.5.	the final draft of the registration statement as listed in Schedule 5 (the “Registration Statement”).

3.2.	For the purpose of this opinion, the documents mentioned in paragraphs 3.1.1 to 3.1.4 are collectively referred to as the “Documents” and each a “Document” in this opinion.

4.	Applicable Law

The opinion set out in this opinion and this opinion are governed by the laws of Hong Kong and relate only to the laws of Hong Kong as applied by the Hong Kong courts as at the date of this opinion. We express no opinion in this opinion on the laws of any other jurisdictions (including but not limited to the USA and the law of the PRC which is not extended to Hong Kong pursuant to the Basic Law).

5.	Assumptions and Reservations

The opinions in this opinion are given on the basis of the assumptions set out in Schedule 6 hereto and are subject to the reservations set out in Schedule 7 hereto. The opinion given in this opinion is strictly limited to the matters stated in paragraph 6 and 7 of this opinion and do not extend to any other matters.

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6.	Opinion

Based on and subject to the foregoing, we are of the following opinion:-

6.1.	Upon our inspection of the Corporate Documents and based on the results of the Company Search, the Company has been duly incorporated on 22nd September 2025 under the laws of Hong Kong and the Companies Ordinance, and is validly existing and in good standing, and has duly adopted the articles of association of the Company as identified in the Company Search (the “Articles of Association”).

6.2.	Upon our inspection of the Corporate Documents and based on the results of the Company Search, the Company have duly complied with all relevant filing requirements under the Companies Ordinance concerning the aforesaid.

6.3.	There is no change in the shareholding of the Company since its incorporation, and the person whose name appear on the register of members of the Company as listed in Schedule 2 is the person who is recognised as the member of the Company under the Companies Ordinance, and all such shares of the Company have been duly issued.

6.4.	The Company has the capacity, powers, rights and privileges under the laws of Hong Kong to conduct business operations as currently conducted and own assets as currently owned. The authorisation of the exercise of such powers, rights and privileges of the Company by its director shall be subject to the Articles of Association and the applicable law in Hong Kong.

6.5.	To the extent that the generally applicable accounting principles and practice and the relevant taxation law and rules of the Inland Revenue Department in Hong Kong are complied with:

(1) there is no legal requirement to obtain any regulatory approval or licence for the declaration and payment of dividends or distributions by the Company; and

(2) the payment of dividends and distributions in foreign currency is not prohibited by the Companies Ordinance or the Articles of Association, nor are there any requirements in the Companies Ordinance or the Articles of Association to require such withholding or deductions.

6.6.	The execution and delivery of each of the Material Contracts by the Company does not breach and, if and when executed, will not breach any provisions of the Articles of Association or contravene any laws of Hong Kong.

6.7.	No consent, licence, approval or authorisation of any governmental, judicial or public body or other government authority in Hong Kong is required to be obtained by the Company in connection with the entry into and performance of the obligations under the Material Contracts.

6.8.	The choice of the law of the New York State (“New York Law”) as the governing law of the Material Contracts, upon written mutual agreement by all parties of such Material Contracts, would be upheld as a valid choice of law by the courts in Hong Kong.

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6.9.	The statements set forth in the Registration Statement on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Business – Governmental Regulations”, “Regulations” and “Legal Matters” in each case insofar as such statements purport to describe or summarise the Hong Kong legal matters stated therein as at the date hereof including the Company’s compliance with the statutory filing requirements including (i) the Company’s valid existence and good standing, (ii) the Company’s capacity, powers and rights to conduct business operations as currently conducted and own assets as currently owned, (iii) the execution and delivery of each of the Material Contracts by the Company, and (iv) the consent, licence, approval or authorisation of any governmental, judicial or public body or other government authority in Hong Kong required to be obtained by the Company in connection with its obligations under the Material Contracts and other corporate administrative requirements that are governed under Hong Kong law stated therein as at the date hereof, are true and accurate in all material respects.

6.10.	The statements set forth in the Registration Statement under the caption “Taxation – Hong Kong Profits Taxation” and Enforceability of Civil Liabilities” are true in all material respects including Company’s compliance with statutory filing requirements including (i) the Company’s legal requirement to obtain any regulatory approval or licence for the declaration and payment of dividends or distributions by the Company and (ii) the payment of dividends and distributions in foreign currencies in accordance with the Companies Ordinance or the Articles of Association to the extent that the generally applicable accounting principles and practice and the relevant taxation laws and rules of the Inland Revenue Department in Hong Kong require and other corporate administrative requirements that are governed under Hong Kong law and that such statements constitute our opinions.

7.	Observations

Based on and subject to the foregoing, we would like to make the following observations:-

7.1.	Based solely on our review of the Corporate Documents and the results of the Company Search, the directorship of the Company during the Track Record Period is as follows:

Name	Date of appointment as director	Date of ceasing to act as director
WANG Hua	22-Sep-25	Not applicable.

7.2.	Based solely on our review of the Corporate Documents and the results of the Company Search, the latest available shareholding information on the Company are as follows:

Name of shareholder	Address	Current holding	Total amount	Total amount paid up or regarded as paid up

Rubber Leaf Inc	318 N. Carson St. #208, Carson City, Nevada, 89701 USA	10,000 ordinary shares	HK$10,000.00	HK$10,000.00

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7.3.	Based solely on the Director’s Confirmation letter, we note that, as at 5 February 2026:

7.3.1.	The Company did not employ any person as an employee; and

7.3.2.	The Director is engaged to provide service to the Company as an independent contractor, and there is no employment relationship between the Company and the Director. The Director, as an independent contractor, is not entitled to the rights and benefits afforded to employees under the employment law of Hong Kong, including but not limited to the Employment Ordinance (Chapter 57 of the Laws of Hong Kong), common law and other laws and regulations relating to employment. The Company and the Group shall not be liable to contribute to the mandatory provident funds for the Director in Hong Kong.

7.4.	Based solely on the Director’s Confirmation letter, we note that, as at 5 February 2026, the Company (i) did not own any real property; (ii) did not lease any property; and (iii) had never held any intellectual property of any nature, including but not limited to trademarks, patents, copyrights, nor had it filed any application for the registration of any intellectual property.

7.5.	Based solely on the Director’s Confirmation letter, we note that, from the incorporation of the Company up to 5 February 2026, the Company has not violated any applicable Hong Kong laws or regulations, or any rules or regulations of any administrative or governmental authority (including, without limitation, the tax and customs authorities) in connection with the operation of its trading business. We further note that the Company has never received any notice of penalty, nor any order, writ, injunction, or judgment from any Hong Kong court or administrative or governmental authority (including, without limitation, the tax and customs authorities) in relation to its business.

7.6.	Based solely on the Director’s Confirmation letter, we note that, as at 5 February 2026, the Company has not yet become due to make its first tax filings in Hong Kong, and it has not received any communication or notice from the Inland Revenue Department of Hong Kong regarding any tax disputes.

7.7.	Based solely on the Director’s Confirmation letter, we note that, as at 5 February 2026, the Company has not, to his knowledge and belief, violated any applicable tax laws or regulations, or any rules or regulations of any administrative or governmental authority, nor has the Company ever received any recovery notice, penalty notice, order, writ, injunction, or judgment from any court or administrative or governmental authority for any breach of its tax filing and/or payment obligations.

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7.8.	Based solely on the Shareholder’s Confirmation letter, we note that, as at 5 February 2026:

7.8.1.	Rubber Leaf Inc is the registered holder and beneficial owner of 10,000 issued ordinary shares of the Company (the “Shares”), which are fully paid up, as recorded in the register of members of the Company, and there is no third party holding any rights or interests in the Shares, nor is there any trust holding arrangement in respect of the Shares.

7.8.2.	The Shares are not subject to any mortgage, charge, pledge, encumbrance, lien, hypothecation, prepayment, option, restriction, transfer under any security interest, claim, equity, pre-emptive right and/or any other form of encumbrance or third-party rights or interests, and there are no options, warrants, or conversion rights outstanding in respect of the Shares.

7.9.	Based solely on our review of the Corporate Documents and the results of the Company Search, there were no entries entered in the register of charges of the Company. On such basis, we do not have notice of any charges or encumbrances on the assets of the Company which are required by the Companies Ordinance or the Articles of Association to be registered in the Company’s register of charges.

7.10.	Based upon a certificate of continuing registration issued by the Hong Kong Companies Registry on 9 February 2026, the Company remained registered as a limited company in the Companies Register maintained under the Companies Ordinance.

7.11.	Based on the results of the Litigation Search, there were no litigations against the Company, nor was there any legal or governmental proceeding pending in the Ten Courts to which the Company was a subject.

7.12.	Based upon the OR Search (which would not reveal records of voluntary winding up), there was no outstanding winding up petition or order against the Company.

7.13.	Based solely on the Director’s Confirmation letter, we note that, as at 5 February 2026, the Company is not and has never been involved in or a party to any arbitration in Hong Kong.

8.	Reliance

This opinion is given on the basis that we undertake no responsibility to notify the addressees of this Opinion of any change in the laws of Hong Kong after the date hereof. This Opinion is delivered in our capacity as the Company’s Hong Kong counsel solely in connection with the Proposed Listing of the Company, and may not be used for any other purpose without our prior written consent, except where such disclosure is required to be made by the applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

Yours faithfully,

Iu, Lai & Li

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Schedule 1 – Results of Public Searches

1.	Results of the Litigation Search concerning the Company dated 9 February 2026;

2.	Result of the OR Search concerning the Company dated 9 February 2026;

3.	Results of the Company Search (including the Document Index) concerning the Company dated 9 February 2026;

4.	Results of the Company Search in respect of the Register of Charges (including the Charge Index) concerning the Company dated 9 February 2026;

5.	Certificate of Incorporation of the Company dated 22 September 2025;

6.	Articles of Association of the Company filed 22 September 2025; and

7.	Form NNC1 Incorporation Form (Company Limited by Shares) of the Company dated 15 September 2025.

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Schedule 2 - Corporate Documents and Public Filings

PART A

The scanned copies of the following provided by the Company to us on 3 December 2025:

1.	Certificate of Incorporation of the Company dated 22 September 2025;

2.	Articles of Association of the Company filed on 22 September 2025;

3.	Form NNC1 Incorporation Form (Company Limited by Shares) of the Company dated 15 September 2025;

4.	Register of Significant Controllers of the Company;

5.	Register of Directors of the Company;

6.	Register of Secretaries of the Company;

7.	Register of Members of the Company;

8.	Register of Charges of the Company;

9.	Register of Transfers of the Company;

10.	Share Certificate #1 of the Company issued to Rubber Leaf Inc (undated);

11.	Business Registration Certificate of the Company for the period of 22 September 2025 to 21 September 2026;

12.	Directors Resolution of the Company undated and adopted without a meeting in respect of the following matters: -

a.	Incorporation;

b.	Appointment of First Directors;

c.	Registered Office;

d.	Appointment of Company Secretary;

e.	Appointment of Tax Representative; and

f.	Issue and sealing of Share Certificates.

13.	Shareholders Resolution of the Company undated and adopted without a meeting in respect of the following matters: -

a.	Appointment of First Directors; and

b.	Dispense with Holding of Annual General Meetings.

PART B

1.	Certificate of Continuing Registration of the Company issued by the Companies Registry dated 9 February 2026.

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Schedule 3 – Material Contracts

The scanned copies of the following provided by the Company to us on 3 December 2025:

1.	Sales Agreement dated 29 September 2025, entered into between 永連森進出口有限公司 and Rubber Leaf Limited; and

2.	Sales Agreement dated 29 September 2025, entered into between Rubber Leaf Limited and 上海昕森進出口有限公司.

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Schedule 4 – Confirmations

The scanned copies of the following provided by the Company to us on 5 February 2026:

1.	Director’s confirmation dated 5 February 2026 signed by Wang Hua as the current sole director of the Company; and

2.	Shareholder’s confirmation dated 5 February 2026 signed by Rubber Leaf Inc as the current sole member of the Company.

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Schedule 5 – Registration Statement

The final draft of the following provided by the Company to us on 10 February 2026:

1.	Registration Statement under the Securities Act of 1933 in respect of the Listing Company for the Proposed Listing.

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Schedule 6 – Assumptions

The opinions in this opinion have been made on the following assumptions.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures, stamps and seals on all documents are genuine and, in the case of any document that is a deed, the signatures and seals of the Company were made or affixed on a single, complete, physical version of that deed which has remained intact since those signatures or seals were made or affixed. All original documents are complete, authentic and up-to-date, and all copy documents submitted to us for our review conform to the originals.

(b)	Where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of the draft or specimen.

2.	PARTIES OTHER THAN THE COMPANY

(a)	Each party to the Material Contracts (other than the Company) is duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation and in the jurisdiction of its principal place of business and has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under those agreements/documents to which it is a party.

(b)	At the time of execution of each of the Material Contracts which requires the execution of the Company or its director(s) or other authorised person(s) or shareholders, none of those parties executing in his/her/their capacity as director(s) or shareholders or other authorised person(s) of the Company or for and on behalf of the Company was suffering from any mental incapacity or any other condition which would render such person(s) not having the legal capacity to execute any documents, the documents so executed by such person(s) capable of being set aside, and there was no winding up or bankruptcy proceedings against those persons.

(c)	Each party to the Material Contracts (other than the Company) has duly executed and delivered those agreements/documents to which it is a party.

(d)	No law of any jurisdiction outside Hong Kong (including but not limited to the law of the USA and the law of PRC which is not extended to Hong Kong pursuant to the Basic Law) would render the execution, delivery or performance of any of the Material Contracts, illegal or ineffective and that, insofar as any obligation under any of the Material Contracts are performed in, or are otherwise subject to, any jurisdiction other than Hong Kong (including but not limited to the USA and PRC), its performance will not be illegal or ineffective by virtue of the law of that jurisdiction and that none of the opinions expressed herein would otherwise be affected by any laws (including those relating to public policy) of any jurisdiction outside Hong Kong (including but not limited to the USA and PRC).

(e)	The Material Contracts creates valid and legally binding and enforceable obligations of each of the parties thereto (other than the Company), enforceable in accordance with their terms.

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3.	CORPORATE AUTHORITY

(a)	There have been no amendments to the form of the Articles of Association of each of the Company other than the records that appear from the searches conducted with the Companies Registry and save as provided in the Corporate Documents. We have not verified that the copies of Articles of Association supplied to us in the Corporate Documents are identical to the copies of the Articles of Association that we retrieved from the Company Search.

(b)	Each of the resolutions passed by the board of directors and shareholders of the Company set out in the Corporate Documents:

(i)	were duly passed by all of the directors or shareholders (as the case may be) of the Company in accordance with the provisions of Articles of Associations (and for meetings, with sufficient notices and quorum maintained throughout); and

(ii)	have not been amended or rescinded or replaced or there being passed other resolutions by the board of directors and/or shareholders of the Company that are in conflict with such resolutions and are in full force and effect.

(c)	The resolutions stated in the minutes of meetings and written resolutions of the Company provided to us are a full and accurate record of all resolutions passed by the shareholders and directors of the Company.

(d)	Each director of the Company (as the case may be) has disclosed all interest which he/she may have in the transactions contemplated by the Corporate Documents, Material Contracts, in accordance with the provisions of the Companies Ordinance and the then Articles of Association of the Company (as the case may be) and none of the directors of the Company (as the case may be) has any interest in such transactions except to the extent permitted by the then Articles of Association of the Company (as the case may be).

(e)	Where the seal of the Company was required to be affixed, it was affixed in the presence of the relevant director or authorised person in accordance with the articles of the Company.

(f)	The execution and delivery by the Company of the Material Contracts to which it is a party and the exercise of its rights and performance of its obligations under the Material Contracts (and where in respect of the agreed form of such documents, when executed) would sufficiently benefit and were in the best interests of the Company (as the case may be) and its members taken as a whole.

(g)	The directors of the Company (as the case may be) acted in good faith and in the best interests of its members as a whole in approving, or in respect of documents in the agreed form, when approving, the Material Contracts to which it is a party and the transactions contemplated thereby.

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(h)	All the signatures of the directors and/or authorised person(s) of the Company, as well as the seals of the Company in the Documents are genuine and authentic. Further, the identities of all such directors and/or authorised person(s) of the Company signing any of the Documents for and on behalf of the Company were correct and such directors and/or authorised person(s) have attained the age of 18 years or above at the time of such signing and were not subject to duress or undue influence or other circumstances that would cast any doubt on the validity of such Documents and signed out of his/her own volition.

(i)	There has been no alteration in the status or condition of the Company as disclosed in the Public Searches.

(j)	Each of the Company was not unable to pay its debts (within the meaning of section 178 of the Companies (Winding-Up and Miscellaneous Proceedings) Ordinance (Chapter 32 of the Laws of Hong Kong) (“CWUMPO”) at the time of entering into the Documents and would not become unable to pay their debts as a result of doing so.

(k)	Save as disclosed in the results of the Public Searches, each of the Company has not passed any resolution for its winding-up or dissolution and no proceedings have been commenced or steps taken for its winding-up or for the appointment of an administrator, liquidator or receiver in relation to the Company or its assets or revenue. No analogous procedure or step has been taken in any jurisdiction in relation to the Company in any other jurisdiction.

(l)	The Material Contracts were entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto.

(m)	All matters confirmed in the Confirmations are, to the best of the knowledge, information and belief of the person issuing such Confirmations, after having made all appropriate and reasonable enquiries, true, accurate and complete in all respects and do not omit any matter which would make any statement contained in such Confirmations misleading.

4.	SEARCHES

(a)	There has been no alteration in the status or condition of the Company as disclosed by the results of the searches referred to in Schedule 1 and/or any and all of the Corporate Documents since the date when the searches were conducted and/or Corporate Documents were inspected. All such search results and Corporate Documents are true and accurate and content all particulars relating to the matter or subject being searched and/or recorded. However, it is our experience that the searches referred to in Schedule 1 are not conclusively capable of revealing whether or not:

i.	a winding-up order has been made or a resolution passed for the winding up of a company;

ii.	an administration order has been made; or

iii.	a receiver, administrator or liquidator has been appointed

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(b)	as notice of these matters may not be filed with the Registrar of Companies and Official Receivers immediately and, when filed, may not be entered on the public record of the relevant entity immediately. In addition, those Public Searches are not capable of revealing whether or not a winding-up petition or an application for an administration order has been presented.

(c)	The OR Search referred to in Schedule 1 relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since details of the petition may not have been entered on the records of the Official Receivers immediately or, in the case of a petition presented to the Hong Kong Court, may not have been notified to the Official Receivers and entered on such records at all.

(d)	Saved as disclosed and revealed in the Litigation Search, the Company is not engaged in any litigation or arbitration proceedings and there are no litigation or arbitration proceedings or any prosecution pending or threatened by or against any such persons and/or entities; (ii) no injunction has been granted against the aforesaid persons and/or entities; (iii) such aforementioned persons and/or entities have not given any undertaking to any court or third party arising out of any legal proceedings; and (iv) there is no matter or fact in existence that might give rise to the same or form the basis of any criminal prosecution against any of the Company.

(e)	The relevant bodies or organisations that issued the Public Searches have full power, authority and legal rights under all relevant laws and regulations to issue the same.

(f)	Copies of all reports from the Public Searches conform with the originals, and there has been no alteration in the status or condition of the aforesaid since the Public Searches were conducted.

(g)	The details included in the search report from the Litigation Search provided by the independent search agent, TARGET On-Line Financial Ltd, are properly and accurately extracted from public registers or records and are accurately recorded and up-to-date.

5.	CHOICE OF GOVERNING LAW

(a)	The choice of New York Law to govern the Material Contracts has been made freely and for bona fide purposes by the respective parties thereto and not with the intention or effect of avoiding the laws of the jurisdiction with which any party thereto has its most substantial connection and there is no reason for avoiding such choice on grounds of public policy as currently applied in the Hong Kong courts or for successfully challenging the same or holding the same to be invalid.

(b)	The choice of New York Law to govern the Material Contracts is sufficiently certain and enforceable under the New York Law.

(c)	Each of the Material Contracts has the same meaning and effect under New York Law as it would have if it were interpreted under the law of Hong Kong by a Hong Kong court.

(d)	All written mutual agreement by all parties of such Material Contracts regarding the choice of New York law as the governing law have been duly executed and delivered.

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(e)	There are no provisions of the laws of any jurisdiction other than the laws of Hong Kong (including but not limited to the New York Law) which would have any implication on the opinion we express in this opinion.

6.	OTHER DOCUMENTS

Save for the Material Contracts as listed in Schedule 3, there is no other agreement (written or verbal), understanding, instrument or other arrangement between any of the parties to any of the Material Contracts, or an order from any competent authority, which modifies or supersedes or replaces or rescinds or terminates any of the aforesaid documents and/or agreements.

7.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with any or all of the Material Contracts under the laws of any jurisdiction other than Hong Kong (including but not limited to the USA and PRC) have been duly fulfilled, performed and effected.

8.	REUNIFICATION OF HONG KONG WITH THE PRC

(a)	On 1st July 1997, Hong Kong became the Hong Kong Special Administrative Region (the “HKSAR”) of the People’s Republic of China (the “PRC”). On 4th April 1990, the National People’s Congress (the “NPC”) of the PRC adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30th June 1997, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained, except for any that contravene the Basic Law, and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force at 30th June 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

(b)	On 23rd February 1997, the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that “the laws previously in force in Hong Kong, which include, the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Cap.88) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving the opinion in this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on 30th June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of the HKSAR which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. The Standing Committee of the National People’s Congress (“NPCSC”) of the PRC passed the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region (“National Security Law”) on 30 June 2020. It is annexed to Annex III of the Basic Law as part of the national laws that apply in the HKSAR. The National Security Law took effect at 11 pm on 30 June 2020.

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9.	OTHER ASSUMPTIONS

(a)	All Documents required to be stamped and/or registered for the same to be effective and enforceable under relevant laws have been duly or will be duly stamped and/or registered with the stamp duty having been duly paid and are not subject to any penalty or fine for late stamping and/or registration or not being duly adjudicated or stamped or registered.

(b)	All letters, opinions and statements made by external advisers in relation to the Group, are accurate, complete and authentic.

(c)	All corporate records and other documents inspected by us are genuine, complete, up-to-date and accurate and no documents have been withheld from us, whether deliberately or inadvertently.

(d)	All facts stated in the Documents and in the representations given by the Company, and/or its management directors and/or representatives to us on which we have relied in providing this opinion are and continue to be correct and no relevant matters were withheld from us, whether deliberately or inadvertently.

(e)	All material information of the Company, within the knowledge of their management, directors and/or representatives was made available to us.

(f)	All representations of fact expressed in, implied by or deduced from the Documents are accurate.

(g)	All documents, copies of documents and information, representation, instructions and confirmations given by the Company and/or its management, directors and/or representatives to us were deemed to be given by the Company and were deemed to be duly authorised by the Company to be so given and relied on by us in giving this opinion.

(h)	No enquiry has been made to verify the accuracy of any of the above assumptions and no assumption is limited by any other assumption.

(i)	There has been no bad faith or fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and/or their respective directors, employees, agents and advisers.

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(j)	The parties to the Documents have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering and human rights laws and regulations and the National Security Law applied to Hong Kong and there is nothing in the transactions contemplated by the Documents that is inconsistent with all such laws and regulations.

(k)	None of the parties to the Documents were seeking to achieve any purpose not apparent from the Documents which might render any of them illegal, void or unenforceable.

(l)	No notice has been received by the Company or any of its directors, officers or shareholders demanding any amendment to the corporate registers of the respective companies.

(m)	There is no other fact, matter or document which would, or might, affect this opinion and which was not revealed by the Documents examined or the Public Searches and enquiries made.

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Schedule 7 – Reservations

The opinion in this opinion are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

(a)	The opinion set out in this opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, administration and moratorium laws generally affecting the rights of creditors.

(b)	Without prejudice to paragraph 2(a) below, the opinion set out in this opinion is subject to any obligation expressed to be assumed, or any security interest created or purported to be created, or any disposition of property made or purported to be made, or any other action taken or to be taken, under or pursuant to any or all of the Material Contracts being held to be wholly or partly invalid as a result of:

(i)	any of the following sections of the CWUMPO (if the circumstances described in any of these sections are applicable):

i.	section 268 (disclaimer of onerous property in case of company wound up);

ii.	sections 266, 266A and 266B (unfair preference); and

iii.	section 267 (effect of floating charge);

(ii)	any of the following sections of the Bankruptcy Ordinance (Chapter 6 of the Laws of Hong Kong) (if the circumstances described in any of these sections are applicable):

i.	section 49 (transactions at an undervalue);

ii.	section 50 (unfair preferences); and

iii.	section 59 (disclaimer of onerous property).

(iii)	section 38 of the Bankruptcy Ordinance, Chapter 6 of the Laws of Hong Kong provides that, in the distribution of the property of a bankrupt, certain payments such as wages and severances payments shall be paid in priority to all other debts;

(iv)	any provision in any Material Contracts which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

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2.	ENFORCEABILITY OF CLAIMS

In this opinion, “enforceable” means that an obligation is of a type and form which the Hong Kong courts generally enforce. It does not address the extent to which a judgment obtained in a court outside Hong Kong will be enforceable in Hong Kong, nor does it mean that each obligation or right under the Material Contracts will be enforced in accordance with its terms in every circumstance or in foreign jurisdictions or by or against third parties or that any particular remedy will be available. Such enforcement is in any event subject to the nature of the remedies available in the Hong Kong courts, the acceptance by such courts of jurisdiction, the powers of such courts to stay proceedings and other principles of law and equity and other procedures of general application. In particular:-

(a)	the power of a Hong Kong court to order specific performance of an obligation or other equitable remedy is discretionary and, accordingly, a Hong Kong court might make an award of damages where specific performance of an obligation or other equitable remedy is sought;

(b)	the Hong Kong court may not grant a particular remedy because (i) it may be incompatible with the Hong Kong Bill of Rights Ordinance (Chapter 383 of the Laws of Hong Kong) or the Basic Law; or (ii) public policy requires otherwise);

(c)	where any party to the Material Contracts is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(d)	enforcement may be limited by the provisions of the laws of Hong Kong applicable to agreements held to have been frustrated by events happening after its execution;

(e)	claims may become barred under the Limitation Ordinance (Chapter 347 of the Laws of Hong Kong) or may be or become subject to a defence of set-off or counterclaim, notwithstanding any express provisions in any of the Material Contracts to the contrary;

(f)	in some circumstances a Hong Kong court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to restrain proceedings commenced in another court, notwithstanding the provisions of any Material Contracts providing that the courts of Hong Kong have jurisdiction in relation thereto;

(g)	the procedural rules to which any action brought in a Hong Kong court is subject may be such that a court declines jurisdiction or stays an action. For example, Hong Kong court will only assume jurisdiction to hear a case, and give judgment against a defendant, where proceedings have been validly served. Where the defendant cannot be validly served, the Hong Kong courts will not assume jurisdiction;

(h)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the Hong Kong courts will generally not enforce an obligation if there has been fraud;

(i)	whilst a Hong Kong court has power to give judgment in a currency other than Hong Kong dollars, it has the discretion to decline to do so; and

(j)	any provision providing that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent or manifestly incorrect and a Hong Kong court may regard any certification, determination or calculation as no more than prima facie evidence.

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3.	APPLICATION OF FOREIGN LAW

(a)	If any obligation is to be performed in a jurisdiction outside Hong Kong, it may not be enforceable in Hong Kong to the extent that performance would be illegal or contrary to public policy and/or exchange control regulations under the laws of the other jurisdiction and a Hong Kong court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

(b)	If a person is (or is controlled by or otherwise connected with another person which is) resident in, incorporated in or constituted under the laws of a country which is the subject of international or other sanctions implemented or effective in Hong Kong, or is otherwise the target of such sanctions, then obligations owed to or by that person may be unenforceable or void.

(c)	The Hong Kong courts will determine in their discretion whether or not an illegal or an unenforceable provision may be severed, notwithstanding a “severability” provision.

(d)	It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort.

(e)	If an asset or right which is the subject of security is situated outside Hong Kong, the courts of Hong Kong may take into account the law of the place where the asset or right is legally situated and the governing law of the asset (despite the choice of Hong Kong law as the governing law). We therefore express no opinion as to whether any of the assignors under any of the Material Contracts relating to such assignment have created a valid security interest pursuant to any or all of the Material Contracts over any asset or right which is situated outside Hong Kong or governed by a foreign law.

(f)	To the extent that the law of any jurisdiction other than Hong Kong may be relevant, our opinion is subject to the effect and operation of such law and the reservations under such law.

(g)	We express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) (including but not limited to the court of New York) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law.

4.	PENALTIES, DEFAULT INTEREST AND INDEMNITIES BETWEEN PARTIES

(a)	Any provision of any of the Material Contracts requiring any person to pay amounts, or forfeiture of any sum, imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty.

(b)	There is some possibility that a Hong Kong court would hold that a judgment on a Material Contract, whether given in a Hong Kong court or elsewhere, would supersede that Material Contract so that any obligations relating to the payment of interest after judgment or any currency indemnities would not be held to survive judgment.

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(c)	A Hong Kong court may in its discretion decline to give effect to any indemnity for legal costs incurred by an unsuccessful litigant.

(d)	The Hong Kong courts may not give effect to or enforce: -

a.	any provision dealing with the cost of litigation; and

b.	provisions in any agreement for certain sums to be payable (including interest on overdue amounts or increased rates of interest or additional financial penalties) whether by way of pre-ascertained damages or otherwise where such sum amounts to a penalty under Hong Kong law. A provision will be held to be in the nature of a penalty to the extent that it is not a genuine pre-estimate of likely loss. No opinion is given as to whether any such provisions in the Documents do constitute a penalty.

(e)	The Hong Kong courts may stay proceedings or decline to accept jurisdiction if concurrent proceedings are being brought elsewhere or where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action. Further, Hong Kong courts may order a plaintiff who is not ordinarily resident in Hong Kong to provide security for the defendant’s costs.

(f)	Whilst parties may agree on provisions that charges compound interest on amounts due, a Hong Kong court would in most circumstances, refuse to give effect to such compound interest provisions or award such compound interest.

5.	OTHER RESERVATIONS

(a)	Any provision of any Material Contracts which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to a Material Contract, or any other person may be ineffective.

(b)	To the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

(c)	The effectiveness of terms in the Documents exculpating a party from liability or duty otherwise is limited by law.

(d)	A Hong Kong court may refuse to treat as final, conclusive and/or binding any notification, calculation, certificate or determination which is stated in any Document to be final, conclusive and/or binding if it is shown to have an unreasonable or arbitrary basis, or not to have been reached in good faith, despite a provision to the contrary.

(e)	A provision requiring payments to be made without deduction or withholding will not be enforced if a deduction or withholding is made pursuant to a legal obligation.

(f)	A Hong Kong court may hold that the parties to a Document have amended it orally, even though there is a provision requiring amendments to be in writing.

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(g)	Despite there may be any provision in any Document to the effect that the written terms of that Document constitute the entire agreement between the parties to it, a Hong Kong court may hold that oral or other assurances given in the course of negotiations may be binding.

(h)	Any provision of any of the Material Contracts stating that a failure or delay, on the part of any party thereto or any other person, in exercising any right or remedy under a Material Contract shall not operate as a waiver of such right or remedy may not be effective.

(i)	A Hong Kong court may hold that an oral waiver by one party may be effective, even though there is a provision in the Documents requiring waivers to be in writing.

(j)	The effectiveness of any provision of a Material Contract which allows an invalid provision to be severed in order to save the remainder of that Material Contract will be determined by the Hong Kong courts in their discretion.

(k)	If a party to any of the Material Contracts is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations or Hong Kong sanctions implemented or effective in Hong Kong, or is otherwise the target of any such sanctions, then the obligations of that party under the Material Contracts may be unenforceable or void.

(l)	The courts of Hong Kong may not give effect to the restrictive covenants imposed on the relevant parties under the relevant Documents which may be held to be unreasonable and unenforceable.

(m)	According to the Public Search reports, the Official Receiver’s Office does not keep records of voluntary winding-up and the Official Receiver’s computer system does not keep records of compulsory winding-up cases closed before 1984.

(n)	Similarly, the searches in respect of the Litigation Search is only limited to the records of High Court, District Courts (dating back to 1990); Small Claims Tribunals, Labour Tribunals and Magistrates’ Courts (dating back to 2005).

(o)	A Hong Kong court may refuse to give effect to a provision in the Documents for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before a Hong Kong court, or where the court has made an order for costs or where it would involve the enforcement of foreign revenue or penal laws.

(p)	Except as specifically stated in this opinion, we express no opinion and make no comment on the accuracy or completeness of any representations and warranties or otherwise which may be made by or with respect to the Company under the Material Contracts.

(q)	We have made no investigation of the facts underlying the foregoing representations given by the Company, the Company to us. We have made no investigation regarding the accuracy or completeness of any documents, records or other writings examined by us, or the accuracy of any warranties, representations and statements of fact contained therein, and we express no opinion regarding the same.

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(r)	Confidentiality obligations in the Documents may be overridden by the requirements of legal process.

(s)	Any provisions in the Documents which confer, purport to confer or waive a right of set-off against a liquidator or creditor may not be effective.

(t)	If any party to the Documents other than the Company fails to maintain an agent for service of process in Hong Kong, it may be necessary for proceedings to be served on the defendant outside the jurisdiction and for this purpose the permission of the court (as to which the court has discretion) may have to be obtained.

(u)	To the extent that any operative provision of a Document is reliant on a provision in another contract, or such other contract, and such provision or such contract is held to be void, then such operative provision would also be unenforceable to the extent of such reliance.

(v)	We express no opinion as to the laws of any other jurisdiction other than the laws of Hong Kong (including but not limited to New York Law) and only in respect of the laws of Hong Kong as at the date of this opinion.

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